Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports second quarter results

•	Revenue of $1.03 billion grew 14 percent year on year in second quarter
•	Net earnings in second quarter of $85 million, up 400 percent year on year
•	Completed Perceptive Software acquisition

LEXINGTON, Ky., July 27, 2010 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the second quarter of 2010. Second quarter GAAP revenue of $1.03 billion increased 14 percent compared to the same quarter last year.

Earnings Per Share	2Q10	2Q09
GAAP	$ 1.07	$ 0.22
Restructuring-related adjustments	0.08	0.33
Acquisition-related adjustments	0.08	0.00
Non-GAAP	$ 1.23	$ 0.55

Second quarter GAAP earnings per share were $1.07. Excluding $0.16 per share for restructuring-related and acquisition-related adjustments, earnings per share for the second quarter of 2010 would have been $1.23. Second quarter 2009 GAAP earnings per share were $0.22. Earnings per share for the second quarter of 2009 would have been $0.55 excluding $0.33 per share for restructuring-related adjustments.

"Lexmark's second quarter results were significantly better than expected, driven by double-digit growth in both hardware and supplies revenue, as well as operating income margin expansion," said Paul J. Curlander, Lexmark chairman and chief executive officer.

"This strong performance is a reflection of our improved product lines, continued growth in managed print services, the shift in our inkjet focus to business customers, and our ongoing strong growth in workgroup lasers and higher end inkjet products," Curlander added.

Second quarter Printing Solutions and Services Division (PSSD) revenue of $752 million grew 20 percent year to year, Imaging Solutions Division (ISD) revenue of $275 million declined 2 percent year to year, and all other GAAP revenue was $6 million, or $8 million excluding acquisition-related adjustments.

The company ended the quarter with $1.0 billion in cash and current marketable securities. Second quarter net cash provided by operating activities of $91 million compared to $84 million in the same quarter last year. Capital expenditures for the quarter were $37 million. Depreciation and amortization in the quarter was $47 million.

In the second quarter of 2010:
•	Gross profit margin was 36.8 percent versus 31.0 percent in 2009.
•	Operating expense was $261 million compared to $253 million last year.
•	Operating expense to revenue ratio was 25.3 percent compared to 28.0 percent last year.
•
Operating income margin of 11.5 percent includes $17 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2009 of 3.1 percent included $32 million for pretax restructuring-related adjustments.

•	Net earnings for the quarter were $85 million, an increase of 400 percent compared to second quarter 2009 net earnings of $17 million.

On a non-GAAP basis, excluding restructuring-related and acquisition-related adjustments, in the second quarter of 2010:
•	Gross profit margin would have been 37.4 percent, up 4.0 percentage points from 33.4 percent in the same period last year.
•	Operating expense would have been $251 million, compared to $243 million last year.
•	Operating expense to revenue ratio would have been 24.3 percent, down 2.6 percentage points from 26.9 percent last year.
•	Operating income margin would have been 13.1 percent, an increase of 6.5 percentage points from 6.6 percent last year.
•	Net earnings would have been $98 million, an increase of 126 percent compared to $43 million in the second quarter of 2009.

Perceptive Software Acquisition Completed
During the second quarter, Lexmark completed the acquisition of Perceptive Software in a cash transaction for $280 million. Perceptive Software is a leading provider of Enterprise Content Management (ECM) software and solutions, with significant industry experience in the higher education, healthcare and government segments. Perceptive Software’s ImageNow® software platform enables a broad range of industry-specific and cross-industry workflow solutions. A key strength and differentiator of its ECM software platform is the ability to be quickly and easily configured, and integrated with a large number of ERP, CRM and line-of-business applications. Perceptive Software retains its current name and operates as a stand-alone software business within Lexmark.

Strategic benefits of the acquisition include:
•	Builds upon and strengthens Lexmark’s current industry-focused document workflow solutions and managed print services
•	Expands Lexmark’s market opportunity and adds an ECM software business with strong industry-specific solutions
•	Provides significant opportunities to grow Perceptive Software using Lexmark’s global infrastructure and sales channels
•	Provides a core strategic component for Lexmark’s future

Through the acquisition of Perceptive Software, Lexmark adds a complementary software business that is aligned with its existing industry-focused value proposition. This acquisition enables Lexmark to immediately participate in the adjacent, growing market segment of ECM software solutions. It also provides additional revenue streams that are not paper usage dependent.

Lexmark Awarded $127 Million Agreement With Social Security Administration
Also during the second quarter, Lexmark announced that it has been awarded a five-year blanket purchase agreement (BPA) for the purchase of monochrome and color laser printers and multifunction products (MFPs) by the Social Security Administration (SSA). The estimated value of the BPA is expected to reach $127 million. The Lexmark printers and MFPs will be used for general office printing and other output requirements by more than 62,000 employees in SSA’s 1,500 U.S. and other worldwide locations.

Looking Forward
In the third quarter of 2010, the company currently expects revenue to be up in the mid to high-single digit percentage range year on year and GAAP earnings per share to be around $0.70 to $0.80, based on an effective tax rate of 24 percent, or $0.90 to $1.00 excluding $0.20 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the third quarter of 2009 were $0.13, or $0.65 excluding $0.52 per share for restructuring-related adjustments.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 87739060.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 170 countries and reported approximately $4.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued volatility of the global economy, fluctuations in foreign currency exchange rates; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; inability to realize all of the anticipated benefits of the Perceptive Software acquisition; failure to execute planned cost reduction measures; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; market acceptance of new products and pricing programs; increased investment to support product development and marketing; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to meet customer product requirements on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

For more information, see the "Lexmark" Facebook page and the "LexmarkNews" Twitter feed.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Revenue	$1,033.0	$904.6	$2,075.9	$1,848.7
Cost of revenue	653.0	623.8	1,311.1	1,234.5
Gross profit	380.0	280.8	764.8	614.2

Research and development	91.5	92.9	180.9	190.3
Selling, general and administrative	168.3	155.1	327.2	313.9
Restructuring and related charges	1.3	5.1	4.5	7.7
Operating expense	261.1	253.1	512.6	511.9

Operating income	118.9	27.7	252.2	102.3

Interest (income) expense, net	5.7	5.0	12.3	10.2
Other (income) expense, net	0.3	1.1	1.3	(0.1)
Net impairment losses on securities	-	0.8	0.2	0.8

Earnings before income taxes	112.9	20.8	238.4	91.4

Provision for income taxes	27.8	3.8	58.0	15.2
Net earnings	$85.1	$17.0	$180.4	$76.2

Net earnings per share:
Basic	$1.08	$0.22	$2.30	$0.97
Diluted	$1.07	$0.22	$2.28	$0.97

Shares used in per share calculation:
Basic	78.6	78.2	78.5	78.2
Diluted	79.4	78.4	79.2	78.4

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	June 30	December 31
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$189.4	$459.3
Marketable securities	817.4	673.2
Trade receivables, net	476.6	424.9
Inventories	339.0	357.3
Prepaid expenses and other current assets	246.6	226.0
Total current assets	2,069.0	2,140.7

Property, plant and equipment, net	899.4	914.9
Marketable Securities	22.0	22.0
Goodwill	177.7	23.7
Intangibles, net	167.1	19.8
Other assets	155.8	233.1
Total assets	$3,491.0	$3,354.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	539.6	510.1
Accrued liabilities	657.7	681.7
Total current liabilities	1,197.3	1,191.8

Long-term debt	649.0	648.9
Other liabilities	465.4	499.9
Total liabilities	2,311.7	2,340.6

Stockholders' equity:
Common stock and capital in excess of par	826.3	820.9
Retained earnings	1,020.2	839.8
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(262.7)	(242.6)
Total stockholders' equity	1,179.3	1,013.6
Total liabilities and stockholders' equity	$3,491.0	$3,354.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	2Q10	2Q09
GAAP	$85	$17
Restructuring-related charges & project costs	7	26
Acquisition-related adjustments	6	-
Non-GAAP	$98	$43

	Six months ended June 30
Net Earnings (In Millions)	2010	2009
GAAP	$180	$76
Restructuring-related charges & project costs	18	37
Acquisition-related adjustments	6	-
Non-GAAP	$204	$113

Earnings Per Share	2Q10	2Q09
GAAP	$1.07	$0.22
Restructuring-related charges & project costs	0.08	0.33
Acquisition-related adjustments	0.08	-
Non-GAAP	$1.23	$0.55

Earnings Per Share Guidance	3Q10	3Q09
GAAP	$0.70 - 0.80	$0.13
Restructuring-related charges & project costs	0.09	0.52
Acquisition-related adjustments	0.11	-
Non-GAAP	$0.90 - 1.00	$0.65

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions)	2Q10	2Q09
GAAP	$1,033	$905
Acquisition-related adjustments	2	-
Non-GAAP	$1,035	$905

Gross Profit (In Millions)	2Q10	2Q09
GAAP	$380	$281
Restructuring-related charges & project costs (1) (2)	4	22
Acquisition-related adjustments	3	-
Non-GAAP	$387	$302

Gross Profit Margin (%)	2Q10	2Q09
GAAP	36.8%	31.0%
Restructuring-related charges & project costs	0.4%	2.4%
Acquisition-related adjustments	0.3%	0.0%
Non-GAAP	37.4%	33.4%

Operating Expense (In Millions)	2Q10	2Q09
GAAP	$261	$253
Restructuring-related charges & project costs (1) (2)	(4)	(10)
Acquisition-related adjustments	(5)	-
Non-GAAP	$251	$243

Operating Income (In Millions)	2Q10	2Q09
GAAP	$119	$28
Restructuring-related charges & project costs (1) (2)	9	32
Acquisition-related adjustments	8	-
Non-GAAP	$136	$59

Operating Income Margin (%)	2Q10	2Q09
GAAP	11.5%	3.1%
Restructuring-related charges & project costs	0.8%	3.5%
Acquisition-related adjustments	0.8%	0.0%
Non-GAAP	13.1%	6.6%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)
Amounts for the three months ended June 30, 2010, include total restructuring-related charges and project costs of $8.7 million with $4.2 million and $3.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $1.3 million in Restructuring and related charges.

(2)
Amounts for the three months ended June 30, 2009, include total restructuring-related charges and project costs of $31.7 million with $21.6 million and $5.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $5.1 million in Restructuring and related charges.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Six months ended June 30
Revenue (In Millions)	2010	2009
GAAP	$2,076	$1,849
Acquisition-related adjustments	2	-
Non-GAAP	$2,078	$1,849

Gross Profit (In Millions)	2010	2009
GAAP	$765	$614
Restructuring-related charges & project costs (1) (2)	12	26
Acquisition-related adjustments	3	-
Non-GAAP	$780	$641

Gross Profit Margin (%)	2010	2009
GAAP	36.8%	33.2%
Restructuring-related charges & project costs	0.6%	1.5%
Acquisition-related adjustments	0.1%	0.0%
Non-GAAP	37.5%	34.7%

Operating Expense (In Millions)	2010	2009
GAAP	$513	$512
Restructuring-related charges & project costs (1) (2)	(12)	(18)
Acquisition-related adjustments	(5)	-
Non-GAAP	$496	$494

Operating Income (In Millions)	2010	2009
GAAP	$252	$102
Restructuring-related charges & project costs (1) (2)	23	45
Acquisition-related adjustments	8	-
Non-GAAP	$284	$147

Operating Income Margin (%)	2010	2009
GAAP	12.1%	5.5%
Restructuring-related charges & project costs	1.1%	2.4%
Acquisition-related adjustments	0.4%	0.0%
Non-GAAP	13.7%	7.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)
Amounts for the six months ended June 30, 2010, include total restructuring-related charges and project costs of $23.3 million with $11.7 million and $7.1 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $4.5 million in Restructuring and related charges.

(2)
Amounts for the six months ended June 30, 2009, include total restructuring-related charges and project costs of $44.7 million with $26.5 million and $10.5 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.7 million in Restructuring and related charges.

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.